Exhibit 99.1

Dyax Corp. Announces Second Quarter 2011 Financial Results

CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 27, 2011--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the second quarter ended June 30, 2011. Dyax will host a webcast and conference call at 5 p.m. (ET) today to review financial results. Senior management will also share updates regarding the Company’s three major business franchises and key value drivers - KALBITOR® (ecallantide), the Licensing and Funded Research Program (LFRP) and the internal pipeline, including expansion efforts for KALBITOR.

Highlights of the second quarter 2011 include:

  Revenues increased to $21.9 million, including KALBITOR net sales of $5.2 million
  Patients with KALBITOR placed reached 545, up 25% from Q1
  Patients treating with KALBITOR reached 246, up 50% from Q1

“Our progress in the first half of 2011 demonstrates that we are executing on building the overall business, and with respect to KALBITOR, we continue to add to our patient base and to grow sales,” stated Gustav Christensen, President and Chief Executive Officer of Dyax Corp. “Our second quarter KALBITOR sales grew by 27% over the first quarter of 2011, and in the second quarter alone we increased the number of patients treating with KALBITOR by 50%.” Mr. Christensen commented further, “Additionally, we made significant progress in our global commercialization strategy for KALBITOR by expanding our partnership with Sigma-Tau to include certain parts of Latin America and Southeast Asia, resulting in a $7 million upfront payment.”

Second Quarter 2011 Financial Results

Total revenues for the second quarter ended June 30, 2011 were $21.9 million, as compared to $15.1 million for the same quarter in 2010. Revenues for the 2011 quarter increased due to KALBITOR net sales of $5.2 million, as compared to $1.9 million for the comparable period in 2010, as well as additional license fee revenues. The 2011 quarter revenues included $10.7 million of revenue associated with the expanded partnership with Sigma-Tau and the 2010 quarter included $9.8 million of revenue from the sale of rights to royalties and other payments related to commercialization of Xyntha® by Pfizer, Inc. Total revenues for the six months ended June 30, 2011 were $30.1 million compared to $35.2 million for the comparable period in 2010, and included $9.3 million and $3.2 million of KALBITOR net sales in 2011 and 2010, respectively. KALBITOR became commercially available during the first quarter of 2010 for treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. The six month 2010 revenue included $13.8 million of development and license fee revenue recognized associated with the Company’s agreement with Cubist Pharmaceuticals. Quarterly revenues are expected to fluctuate due to the timing and amount of future milestone payments, the clinical activities of our collaborators and licensees, and the timing and completion of contractual commitments.

Cost of product sales for KALBITOR for the second quarter of 2011 were $282,000, as compared to $92,000 for the comparable quarter in 2010. For the six months ended June 30, 2011, cost of product sales were $521,000, as compared to $128,000 for the comparable period in 2010. Costs associated with manufacturing KALBITOR drug substance, which were incurred prior to FDA approval, were expensed as research and development costs and, accordingly, are not included in the cost of product sales during the 2011 and 2010 periods.

Research and development expenses for the second quarter of 2011 were $10.1 million, as compared to $8.0 million for the same quarter in 2010. For the six months ended June 30, 2011, research and development expenses were $17.6 million, as compared to $15.8 million for the same period in 2010. The 2011 research and development expenses primarily relate to key Dyax research and development initiatives, which include the following:

  KALBITOR post-marketing requirements;
  Development of a higher strength formulation of KALBITOR;
  Exploring the use of ecallantide for the treatment of ACE inhibitor-induced angioedema; and
  Conducting research on our preclinical pipeline.

For the quarter ended June 30, 2011, research and development expenses included $1.3 million of pass-through license fees paid by the Company’s licensees under the Licensing and Funded Research Program.

Selling, general and administrative expenses for the second quarter of 2011 were $9.1 million, as compared to $8.4 million for the same quarter in 2010. For the six months ended June 30, 2011, selling, general and administrative costs were $18.3 million, as compared to $17.0 million for the same period in 2010. The higher selling, general and administrative costs in 2011 were primarily due to expanded infrastructure to support KALBITOR commercial efforts.

For the quarter ended June 30, 2011, Dyax reported a net loss of $76,000 or $0.00 per share, as compared to a net loss of $5.3 million or $0.05 per share for the comparable quarter in 2010. For the six months ended June 30, 2011, Dyax reported a net loss of $11.3 million or $0.11 per share, as compared to $4.3 million or $0.05 per share, for the comparable period in 2010. For the three and six month periods, the net losses were significantly reduced due to the recognition of revenue under the Sigma-Tau agreement in accordance with newly issued revenue recognition accounting guidance. As no significant further revenue is expected to be recognized in 2011 under the current Sigma-Tau agreement, Dyax expects higher net losses in subsequent quarters during 2011.

As of June 30, 2011, Dyax had cash, cash equivalents, and investments totaling $55.6 million, exclusive of restricted cash, and not including $7.0 million of cash proceeds due during 2011 from the expanded partnership with Sigma-Tau.

2011 and Long-Term Financial Guidance

Dyax is reiterating its financial guidance for 2011 and beyond, including the following projections:

  2011 top-line total revenue of $38-44 million, which is now expected to be at the upper end of this range
  Included in the 2011 top-line total revenue is KALBITOR U.S. sales of $20-24 million
  Cash flow break-even in 2013
  GAAP earnings positive in 2014
  2016 total revenues of $180-210 million with KALBITOR sales of $110-125 million and LFRP revenue of $70-85 million
Webcast and Conference Call
Date:	Wednesday, July 27, 2011
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415; reference the Dyax conference call
International callers, dial 708-290-1364
No passcode required.
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast.
Participants may register in advance.

A replay of the conference call will be available through August 26, 2011 and may be accessed by dialing 800-642-1687. International callers should dial 706-645-9291. The replay passcode for all callers is 82351928. The webcast will be archived on the Dyax website for an indefinite period of time.

About KALBITOR® (ecallantide)

KALBITOR is a plasma kallikrein inhibitor indicated for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. KALBITOR, which was discovered and developed by Dyax, is the first subcutaneous treatment available in the U.S. for treating acute HAE attacks.

Important KALBITOR® Safety Information

Anaphylaxis has been reported after administration of KALBITOR. Because of the risk of anaphylaxis, KALBITOR should only be administered by a healthcare professional with appropriate medical support to manage anaphylaxis and hereditary angioedema. Healthcare professionals should be aware of the similarity of symptoms between hypersensitivity reactions and hereditary angioedema and patients should be monitored closely. KALBITOR should not be administered to patients with known clinical hypersensitivity to KALBITOR.

For more information about KALBITOR, including full prescribing information, visit www.KALBITOR.com.

About HAE

Hereditary angioedema (HAE) is a rare acute inflammatory condition characterized by episodes of severe, often painful swelling affecting the extremities, gastrointestinal tract, genitalia, and larynx. HAE is caused by low or dysfunctional levels of C1 esterase inhibitor (C1-INH), a naturally occurring molecule that inhibits plasma kallikrein, a key mediator of inflammation, and other serine proteases in the blood. HAE is estimated to affect 1 in 10,000 to 1 in 50,000 individuals. Learn more at www.HAEHope.com.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on discovering, developing and commercializing novel biotherapeutics for unmet medical needs. The Company’s lead product, ecallantide, has been approved under the brand name KALBITOR® in the United States for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older.

Dyax is commercializing KALBITOR in the United States independently, and establishing strategic partnerships to develop and commercialize ecallantide for the treatment of HAE in key regions worldwide. Currently, Dyax has partnership agreements for regions including Europe, Japan, Russia, the Middle East, Israel, North Africa, Australia, New Zealand, Latin America (excluding Mexico), the Caribbean, Taiwan, Singapore and South Korea. The Company is also exploring other potential indications for ecallantide, either alone or through partnerships, including drug-induced angioedema and retinal vein occlusion-induced macular edema.

Ecallantide and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly through the Licensing and Funded Research Program (LFRP), which has approximately 75 revenue generating licenses and collaborations for therapeutic discovery, as well as for affinity separations, diagnostic imaging, and research reagents. The success of the Company’s LFRP royalty portfolio is illustrated by the program’s advanced licensee pipeline that includes 17 candidates in clinical development. Of those candidates, four are in Phase 3 clinical trials, four are in Phase 2 and nine are in Phase 1.

Disclaimer

This press release contains forward-looking statements, including statements regarding achievement of milestones, the prospects for therapeutic benefits and treatment advantages of KALBITOR for HAE and increases in the KALBITOR patient base and treatment rates, revenues for 2011 and 2016, cash flow breakeven in 2013, GAAP earnings in 2014 and LFRP revenues in 2016. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: others may develop technologies or products superior to KALBITOR; KALBITOR may not gain market acceptance; uncertainties regarding treatment rates for patients on KALBITOR; Dyax’s dependence on the expertise, effort, priorities and contractual obligations of third parties in the manufacture of KALBITOR worldwide and in the marketing, sales and distribution of KALBITOR outside of the United States; Dyax’s dependence on licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of products; the uncertainty of negotiations with potential partners and collaborators; uncertainty as to whether one or more of Dyax’s licensees’ new product candidates will be generating royalties on commercial sales; Dyax’s changing requirements and costs associated with planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo, KALBITOR and KALBITOR Access are registered trademarks of Dyax Corp.

- financial tables follow -

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$5,184	$1,931	$9,291	$3,174
Development and license fee revenues	16,691	13,211	20,798	32,016
Total revenues, net	21,875	15,142	30,089	35,190

Costs and expenses:
Cost of product sales	282	92	521	128
Research and development expenses	10,084	8,034	17,579	15,803
Selling, general and administrative expenses	9,081	8,372	18,330	16,951

Total costs and expenses	19,447	16,498	36,430	32,882

Income (loss) from operations	2,428	(1,356)	(6,341)	2,308

Other income (expense):
Interest and other income	68	48	162	75
Interest and other expense	(2,572)	(3,953)	(5,162)	(6,690)
Total other expense	(2,504)	(3,905)	(5,000)	(6,615)

Net loss	$(76)	$(5,261)	$(11,341)	$(4,307)

Basic and diluted net loss per share	$(0.00)	$(0.05)	$(0.11)	$(0.05)

Shares used in computing basic and diluted net loss per share	98,721,889	97,568,409	98,705,931	87,995,184

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	June 30,	December 31,
	2011	2010
	(In thousands)
Assets

Cash, cash equivalents and short-term investments	$55,561	$77,384
Accounts receivable, net	10,673	5,315
Inventory	6,945	1,696
Other current assets	3,076	3,248
Restricted cash	1,266	922

Total current assets	77,521	88,565

Fixed assets and other non-current assets	2,426	2,600
Restricted cash	-	1,266

Total assets	$79,947	$92,431

Liabilities and Stockholders' Equity (Deficit)

Accounts payable and other current liabilities	$12,789	$11,958
Deferred revenue	17,741	21,336
Note payable and other long-term debt	55,400	56,504

Total liabilities	85,930	89,798

Common stock and additional paid-in capital	447,627	444,911
Accumulated deficit and other comprehensive income	(453,610)	(442,278)

Total stockholders' equity (deficit)	(5,983)	2,633

Total liabilities and stockholders' equity (deficit)	$79,947	$92,431

CONTACT:
Dyax Corp.
George Migausky, 617-250-5733
Executive Vice President
and Chief Financial Officer
gmigausky@dyax.com
or
Nicole Jones, 617-250-5744
Director, Investor Relations and
Corporate Communications
njones@dyax.com